EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statements (No. 333-255862) on Form S-3 and (No. 333-174708 and No. 333-195755) on Form S-8 of our reports dated February 16, 2023, with respect to the consolidated financial statements of Air Lease Corporation and subsidiaries and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP
Irvine, California
February 16, 2023